Exhibit 99.1

NorthWestern Corporation d/b/a NorthWestern Energy 125 S. Dakota Ave. Sioux Falls, SD 57104 www.northwesternenergy.com

News Release	NASDAQ: NWEC

FOR IMMEDIATE RELEASE

Media/Investor Relations Contact:

Roger Schrum

605-978-2848

roger.schrum@northwestern.com

NORTHWESTERN SETTLES LITIGATION AND BANKRUPTCY CLAIMS

WITH MAGTEN ASSET MANAGEMENT AND LAW DEBENTURE

SIOUX FALLS, S.D. – Feb. 9, 2005 – NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ: NWEC) today announced reaching an agreement in principle which would settle all pending legal actions, appeals, claims and disputes by and among NorthWestern, Magten Asset Management Corporation and Law Debenture Trust Company of New York LLC.  The settlement is subject to completing mutually acceptable definitive documentation and ultimate approval by the United States Bankruptcy Court for the District of Delaware.

According to Gary G. Drook, NorthWestern President and Chief Executive Officer, the settlement, if approved by the Bankruptcy Court, will resolve the only pending appeal of NorthWestern’s confirmed plan of reorganization and resolves a significant amount of pending legal actions, claims and disputes brought by Magten and Law Debenture, in its capacity as Indenture Trustee on behalf of itself and the “non-accepting” Class 8(b) holders of the Montana Power QUIPs securities.

“As NorthWestern Energy moves forward from its reorganization, it is important that we appropriately address pending litigation and disputed claims remaining from the bankruptcy,” Drook said.  “We believe this settlement is in the best interest of the Company and its shareholders as it removes the uncertainty associated with this protracted legal dispute that, if continued, would have resulted in significant cost to the Company.”

The agreement calls for NorthWestern to distribute to Law Debenture as the Indenture Trustee for its own benefit and on behalf of Magten and other non-accepting Class 8(b) QUIPS holders 382,732 shares of NorthWestern common stock and 710,449 warrants not yet distributed to Class 8(b) claimants that would have been distributed to those holders had they accepted the Company’s confirmed plan of reorganization.  In addition, NorthWestern will distribute to the

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Indenture Trustee for itself and on behalf of Magten and the non-accepting Class 8(b) QUIPS holders $17.4 million worth of common stock (or approximately 870,000 shares) which were set aside for such QUIPS holders in reserves established for Class 9 pending litigation claims.  Any fees and expenses asserted to be owed to Law Debenture as the Indenture Trustee will be paid from the distribution of the stock and warrants.  NorthWestern will make no cash distributions as part of the settlement.

NorthWestern will be filing a motion seeking approval of the settlement and will be asking the Bankruptcy Court to approve the settlement as soon as possible after appropriate notice to NorthWestern’s creditors and parties-in-interest.

About NorthWestern Energy

NorthWestern Corporation d/b/a NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 608,000 customers in Montana, South Dakota and Nebraska.   More information on NorthWestern Energy is available on the Company’s Web site at www.northwesternenergy.com.

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